EXHIBIT 99.1
NEWS RELEASE
RANGE RESERVES INCREASE 19% TO 2.7 TCFE
FORT WORTH, TEXAS, JANUARY 27, 2009...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that its proved reserves at December 31, 2008 increased 19% to 2.7 Tcfe. From all sources, Range replaced 405% of production in 2008. Drilling alone replaced 367% of production. Drill bit finding cost with performance revisions, but excluding acreage cost and price revisions, was $1.68 per mcfe. Negative revisions as a result of lower oil and gas prices amounted to 69 Bcfe. Finding costs from all sources, including leasehold additions and acreage acquisitions and all price and performance revisions, totaled $3.08 per mcfe.
At year-end 2008, 83% of the proved reserves by volume was natural gas. The percentage of reserves in the proved undeveloped category was 38% versus 36% in 2007. At year-end 2008, the Company’s reserve life index stood at 18 years based on fourth quarter production levels. Approximately 87% of the reserves was audited by independent petroleum consultants.
In 2008, Range spent approximately $600 million on leasehold additions and acreage acquisitions, primarily in the Marcellus Shale play. For 2008, approximately 400,000 net acres were acquired Company-wide at an average cost of $1,500 per acre. At year-end 2008, the Company owned approximately 900,000 net acres in the Marcellus Shale fairway.
Commenting, John H. Pinkerton, Range’s Chairman and CEO, said, “In 2008, our efforts and capital were dedicated toward not only building shareholder value by increasing reserves per share and production per share, but also expanding our acreage positions in key plays. For 2008, production rose 20% over the prior year. On the reserves side, despite sharply lower year-end commodity prices, proved reserves increased 19%. Most of the reserve growth came through our drilling program at an attractive average cost of $1.68 per mcfe. Given the industry’s high cost of acquisitions in 2008, Range’s strategy to stay focused on increasing value through drilling served us extremely well. On the acreage side, we added 400,000 net acres in 2008 at an average cost of $1,500 per acre. A substantial portion of the acreage acquired was in our Marcellus Shale play within areas we deem highly prospective based on our technical evaluation, which includes the results from more than 100 vertical and horizontal wells. While very pleased with the increase in proved reserves to 2.7 Tcfe, our unproven, unrisked resource potential of more than 20 Tcfe relating to our 3 million acre leasehold position will be the driver for future growth for many years to come.”
2008 RESERVES WALKFORWARD
(in Mmcfe)

Balance at December 31, 2007	2,232.8

Extensions, discoveries and additions	518.4
Purchases	95.6
Price revisions	(68.6)
Performance revisions	26.3
Sales	(9.7)
Production	(141.2)

Balance at December 31, 2008	2,653.6

Future net cash flow ($million)
Undiscounted	$8,441
Present value at 10% (pre tax) (A non-GAAP measure)	$3,400

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The SEC has issued new regulations for oil and gas reserve disclosures that take effect next year. One of the key changes relates to using average commodity prices throughout the year to calculate the value of proved reserves versus the current method of using year-end prices. If Range had used the new SEC pricing guidelines, its reserves as of December 31, 2008 would have been 2.8 Tcfe and would have carried a pre-tax PV-10 value of $7.8 billion. This value was based on the average benchmark NYMEX prices for 2008 of $8.91 per Mmbtu and $101.54 per barrel. The year-end benchmark NYMEX prices were $5.71 per Mmbtu and $44.60 per barrel.
Based on the year-end proved reserves, Range anticipates that it will not record any impairments of its proved properties. However, current analysis indicates that $25 to $30 million of unproved leasehold impairments will be recorded due to lease expirations and acreage that the Company believes will not be developed due to high grading of its drilling inventory in the current commodity price environment. The Company has no goodwill recorded on its balance sheet.
RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Appalachian and Gulf Coast regions of the United States. The Company has updated its presentation on its website for the changes announced in this press release.
Except for historical information, statements made in this release, including those relating to anticipated resource potential, expected leasehold impairment, reserve writedowns, and finding and development costs in 2008 are still subject to audit and are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
Range’s internal estimates of oil and gas reserves may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. They can also be affected by assumptions or other risks and uncertainties. The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Range uses the terms “probable” and “possible” reserves, resource “potential” or “upside” or other descriptions of volumes of reserves or resources potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit Range from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Range. Resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. Resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include any proved reserves. Area wide unproven, unrisked resource potential has not been risked by Range’s management. Actual quantities that may be ultimately recovered from Range’s interests will differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors; and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of resource potential may change significantly as development of our resource plays provides additional data. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this form by calling the SEC at 1-800-SEC-0330.
Finding costs from all sources is calculated by taking all cash expenditures for drilling, development, acreage and acquisitions divided by the sum of extensions, discoveries, additions, purchases and revisions to reserve volumes. Drill bit finding costs excluding acreage is calculated by taking all cash expenditures for drilling and development divided by the sum of extensions, discoveries, additions and performance revisions to reserves volumes.
2009-3

Contact:	Rodney Waller, Senior Vice President David Amend, Investor Relations Manager
Karen Giles, Corporate Communications Manager (817) 870-2601 www.rangeresources.com

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